SONIDA SENIOR LIVING, INC.
Policy on Insider Trading
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In October 1997, Capital Senior Living Corporation (the “Company”) began trading shares of Common Stock on the New York Stock Exchange under the symbol CSU. On November 15, 2021, Capital Senior Living Corporation changed its name to Sonida Senior Living, Inc., whose ticker symbol is SNDA. Because the Company is a public company, employees, officers, directors and consultants of the Company and its subsidiaries have responsibilities under federal securities laws regarding trading the Company’s stock and the disclosure of material information about the Company that is not known by the public. It is unlawful to buy or sell securities while in possession of material, non-public information concerning the Company or concerning another company where the information was obtained through Company sources. It also is unlawful to pass such information to others who then trade in the Company’s stock. The Securities and Exchange Commission (SEC) aggressively prosecutes persons who trade on “inside” information, as it sometimes is called. In addition, the disclosure of material, non-public information by a person acting on behalf of the Company can result in a violation of SEC Regulation FD.

THE CONSEQUENCES

The consequences of insider trading violations can be severe. For individuals who trade on inside information (or tip information to others), the following may be imposed:

•a civil penalty of up to three times the profit gained or loss avoided;
•a criminal fine (no matter how small the profit) of up to $5 million; and
•a jail term of up to 20 years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading, the following may be imposed:

•a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
•a criminal penalty for entities of up to $25 million.

It is also important to note that insider trading offenses can implicate broader criminal charges such as mail or wire fraud.

If an employee violates the Company’s insider trading policy, sanctions imposed by the Company, including dismissal for cause, could result from failing to comply with the Company’s policy or procedures.

Violations of SEC Regulation FD can result in civil sanctions (including cease and desist order and monetary fines) against both the violating individual as well as the Company itself.

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THE COMPANY’S POLICY

If an employee, consultant, director or officer of the Company or its subsidiaries has material, non-public information relating to the Company, it is the Company’s policy that neither that person nor any related person may buy or sell stock of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including without limitation our customers, suppliers, landlords, or joint venture partners obtained in the course of service as a director, officer, employee or consultant of the Company. Unless clearly demonstrated otherwise, you should presume that information is material and that it has not been disclosed to the public.

The Company has adopted as corporate policy that only the Chief Executive Officer, Chief Financial Officer or other persons specifically designated by them are authorized to speak to the financial community regarding the Company’s financial condition, results of operations or strategic or other business matters. In addition, disclosure of material, non-public information concerning the Company by anyone acting on its behalf (which will generally include directors, officers and employees) can result in a violation of Regulation FD promulgated by the Securities and Exchange Commission. Violations of that Regulation can result in sanctions against the disclosing party as well as the Company itself.

Transactions and disclosures that may be necessary or justifiable for independent or personal reasons are not exceptions. Even the appearance of an improper transaction or disclosure must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. If you have any questions about the Company’s policy, you should contact the General Counsel of the Company to assist in interpreting these standards.

Material Information. In general, information is “material” if its disclosure to the public could affect an investor’s decisions to purchase or sell the Company’s stock. In short, any information that reasonably could be expected to affect the price of the stock is material. However, other circumstances may exist (particularly under SEC Regulation FD) where the price of the Company’s securities is irrelevant as to whether the information in question is material.

Information, whether positive or negative, relating to the following topics often is deemed to be material. Such information includes, but is not limited to:

•projections of future earnings or losses, or other earnings guidance;
•changes in previously disclosed financial information or earnings guidance;
•news of a pending or proposed joint venture, merger, acquisition, divestiture or tender offer;
•news of a significant purchase or sale of assets or of a potential purchase or sale;
•the disposition of a subsidiary;
•changes in dividend policies;
•the proposed offering or issuance of new securities;
•recapitalizations;
•issuer tender offers;
•changes in management, including board changes;
•significant changes in operations;
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•substantial changes in accounting methods;
•labor disputes, including strikes or lock-outs;
•significant increases or declines in backlog orders or the award of a significant contract;
•the gain or loss of or disputes with a substantial customer or supplier;
•significant new products, services or discoveries;
•extraordinary borrowings;
•major litigation;
•criminal indictments or government investigations;
•financial liquidity problems;
•write-downs or write-offs of assets; and
•additions to reserves for bad debt or contingent liabilities.

Please note that these are only examples. Any other information, positive or negative, that could reasonably affect the price of stock also is material.

If your stock transactions become the subject of an investigation, they will be viewed after-the-fact with the benefit of hindsight. Thus, before engaging in any transaction, you should carefully consider how the SEC and others might view your transaction in hindsight.

When Information is Public. In order for information to qualify as inside information, it must not only be material, it also must be “non-public.” Non-public information is information that generally has not been made available to investors. Information received under circumstances where it is not yet in general circulation or where the recipient knows or should know that only an insider could have provided the information also is deemed non-public information.

Once material, non-public information has been released to the investing public, it loses its status as inside information. However, for non-public information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace with sufficient time to be assessed by the marketplace in general rather than a particular segment of the market.

Material, non-public information is not made public by selective dissemination. Material, non-public information improperly disclosed only to a particular institutional investor or group of investors or to a particular analyst or group of analysts is a violation of this policy as well as the SEC Regulation FD. Such disclosures can also result in a violation of the SEC’s insider trading rules. Similarly, partial disclosure does not constitute public dissemination. When any material component of the inside information possessed by the Company or an affiliate has yet to be publicly disclosed, the information is deemed non-public and may not be misused.

To show that material information is public, you should be able to point to some fact that verifies the information has become generally available from the Company itself. For example, disclosure must have been made by the Company via a national business and financial wire service (BusinessWire, PR Newswire or Dow Jones), a national news service (Reuters, Associated Press or United Press International), a national newspaper of record (the Wall Street Journal or the New York Times), or a publicly disseminated Company disclosure document (Form 8-K, Form 10-Q, Form 10-K, proxy statement or prospectus). The circulation of rumors or talk on the street, even if accurate,
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widespread and reported in the media, does not constitute the requisite public disclosure by the Company.

It is improper for an employee, consultant, director or officer, or their spouses or immediate family members, to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company’s shareholders and the investing public should be given time to receive the information and act upon it, as a general rule you should not buy or sell any Company stock until after the first business (trading) day following the release of the material information. Thus, if an announcement is made on a Monday, you should not trade before Wednesday. If an announcement is made on a Friday, you should not trade before Tuesday.

HEDGING TRANSACTIONS

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own securities of the Company obtained through the Company’s incentive plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

MARGIN ACCOUNTS AND PLEDGING COMPANY SECURITIES

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, directors, officers, and other employees are prohibited from holding securities of the Company in a margin account and also are prohibited from pledging securities of the Company as collateral for a loan unless such pledging has been disclosed to the Board and pre-approved by the Board.

TRANSACTIONS UNDER COMPANY PLANS

This policy does not apply in the case of the following transactions, except as specifically noted:

Stock Option Exercises. This policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s incentive plans. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This policy does not apply to the vesting of restricted stock. This policy does apply, however, to any market sale of restricted stock.
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RULE 10B5-1 TRADING PLANS

Notwithstanding anything else contained in the Company’s Policy on Insider Trading, officers and directors shall be entitled to execute transactions in accordance with a trading plan that is adopted in accordance with Rule 10b5-1 promulgated by the Securities and Exchange Commission. As a general rule, such plans cannot be established during the pendency of a Company blackout period or at any other time during which the party establishing the plan is in possession of material, non-public information concerning the Company.

POST TERMINATION TRANSACTIONS

This policy continues to apply to transactions in Company stock even after termination of employment to the Company. If an individual is in possession of material nonpublic information when his or her employment terminates, that individual may not trade in Company stock until that information has become public or is no longer material. The preclearance procedures specified in Rule 1 below, however, will cease to apply to transactions in Company stock upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of employment.

RULES OF TRADING

Following are certain rules prohibiting the misuse of inside information. No Company employee, consultant, director or officer may violate these rules or authorize or allow any violation of these rules. Any Company employee, consultant, director or officer who knows or has reason to suspect that these rules have or may be violated shall bring such actual or potential violation to the immediate attention of the Company’s General Counsel and may not be retaliated against for disclosing such actual or potential violations.

Rule 1. All transactions in Company stock (purchases, sales, transfers, etc.) by directors and officers, as well as their spouses and members of their immediate family residing with such director or officer, must be pre-approved. If an officer or director is considering entering into a transaction involving the Company’s stock, such officer or director should contact the Chief Executive Officer or the General Counsel in advance. This requirement does apply to stock option exercises as well as market sales of stock received by stock option exercises, market sales of restricted stock, open market purchases of sales and trades for accounts where a director or officer or a related entity has discretionary authority.

Rule 2. No purchases or sales of Company stock will be permitted by Company directors or officers or any other employee in or outside of the Company’s Dallas corporate who may have access to current non-public financial information about the Company for a period beginning 20 days before the scheduled date of an earnings release and ending following the first trading day after an earnings release. No purchase and sale of Company stock will be permitted during any other blackout period established by the Company by those persons to whom such blackout applies.

Rule 3. Under SEC Rule 16(b), sales and purchases, or purchases and sales, of Company shares during any six-month period can result in “short-swing profit” liability to any buying or selling directors and
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officers of the Company. As a result, under this policy, the shares you purchase must be held for a minimum of six months and a day before those shares or any other shares of the Company can be sold. Likewise, you cannot have a purchase of shares of Company stock within six months after a prior sale of Company stock. [Note: Section 16(b) liability can attach even if no actual economic profit is realized.]

Rule 4. No employee, consultant, director or officer of the Company, while in possession of inside information relevant to a security, shall purchase, sell, recommend or direct the purchase or sale of that security for himself/herself, his/her friends or family, the Company, any affiliate or any third party including any account over which he/she or a related entity has investment authority.

For example, in the course of a meeting, you learn that the Company’s management is considering a major acquisition. Upon leaving the meeting, you direct your broker, or tip a friend, family member or business relationship, to buy the targeted company’s or the Company’s stock even though the proposed buy-out has not been publicly disclosed. By doing so, you have exposed yourself and the Company to very substantial liability, since you directed the trading of securities in an account over which you had investment discretion while in possession of inside information relating to those securities.

Rule 5. No employee, consultant, director or officer of the Company shall utilize or take advantage of inside information to purchase or sell or recommend or direct the purchase or sale of a security for his/her own account or for any account over which he/she has a direct or indirect beneficial interest, including an account held by or for any family member, e.g., custodial account for a minor child, or for any other account over which he/she has discretionary investment authority or power of attorney, e.g., a spouse’s account or elderly parent’s account or an account for which he/she or a related entity serves as an investment advisor.

For example, in the course of your Company duties, you learn that the Company is having financial problems. While there has been occasional speculation about these problems in the media and a Dallas Morning News columnist recently suggested that readers sell the Company’s securities, the specific inside information known by you because of your relationship with the Company has not been publicly disclosed. You sell the Company stock held by the family foundation and your spouse’s individual retirement account and you retain the Dallas Morning News column in case there is any question as to what motivated the sales. Once you possess inside information, you are foreclosed from trading securities affected by that information, as well as tipping that information to friends, family members or business relationships. Rumors and talk on the street, even if accurate, do not release you from that obligation.

Moreover, the fact that a columnist advised readers to sell the Company’s securities is immaterial, since you will be deemed to have traded on the inside information you possessed and not on the columnist’s advice.
Rule 6. No employee, consultant, director or officer of the Company shall disclose inside information to any person unless such disclosure is both authorized by the Company under its stated policies and necessary to effectively carry out the project or transaction for which the Company has been approached or engaged.

For example, in your capacity as a Company actuary, you learn that XYZ Firm has advised the Company in confidence that it seeks to terminate its overfunded pension plan and use the excess
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funds to immediately repurchase 20 percent of its outstanding shares. Though you are made privy to this information solely because you are charged with calculating the Company’s bid on XYZ Firm’s vested pension obligations, you improperly disclose this inside information to an employee of an affiliated mutual fund who, trading on the information, realizes a net profit of $10 million for the fund’s shareholders. Though the fund’s shareholders have profited from the transaction, they do not incur any liability. By contrast, you (the tipper) and the individual who improperly traded on the inside information would be jointly and severally liable for three times the profit gained or loss avoided, or $30 million in civil sanctions alone. Additionally, depending on the adequacy of the relevant supervisory procedures, the corporate investment adviser, the Company, and the personnel of both could face substantial, additional sanctions.

Rule 7. No employee, consultant, director or officer of the Company shall engage in “tipping” or solicit or recommend, whether formally, informally, orally or in writing, the purchase or sale of any security based on inside information relevant to that security.

For example, you are a petroleum industry analyst and you’re playing golf with the CEO of one of the corporations you follow. After a particularly poor round, the CEO turns to you and notes, “My golf was terrible. Luckily, I’m a much better geologist. Last night, the Bayou well came in. Tests show it is guaranteed to quadruple our reserves. It’ll be on the broad tape late tomorrow.” Upon returning to the office, you immediately prepare a research report recommending purchase of the shares of the CEO’s oil concern. While there may not have been any implied expectation of confidentiality, the CEO disclosed the information either as a gift to you or to enhance his reputation in your eyes. Accordingly, you have inside information that cannot be the basis of a recommendation.

Rule 8. No employee, consultant, director or officer of the Company shall misappropriate confidential information held by the Company in connection with the purchase or sale of securities.

For example, you learn in your capacity as a Company attorney that the Company has been cooperating with the Justice Department regarding certain antitrust violations engaged in by a competitor and that an indictment of the competitor and its management is imminent. You buy the competitor’s October put options. While you have no confidential commercial relationship with the competitor, you nevertheless incur liability because you have misappropriated confidential information possessed by the Company for your own use.

Rule 9. The foregoing prohibitions apply not only to all securities directly affected by the inside information, including any options related to those securities, such as puts, calls or index securities, but also to any other securities including debt securities that may be reasonably expected to be indirectly affected by the public disclosure of the inside information.

Rule 10. No employee, consultant, director or officer of the Company shall make purchases of Company stock on margin or engage in short sales.

Rule 11. No employee, consultant, director or officer of the Company shall engage in the purchase or sale of puts, calls or index securities that violate any of the foregoing rules.

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For example, the prohibition against the misuse of inside information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper), as well as any option related to that security (such as a put, call or index security).

Rule 12. The very same restrictions that apply to employees, consultants, directors and officers apply to their family members and any others living in their household. Family members include spouses, children, stepchildren, grandchildren, parents, grandparents, siblings, and in-laws as well as all persons (whether or not related to the employee, consultant, director or officer) who are financially dependent on the employee, consultant, director or officer, or whose investments are controlled by the employee, consultant, director or officer. Employees are expected to be responsible for seeing that members of their immediate family and personal household comply with these restrictions. In addition, these restrictions apply to any entities influenced or controlled by employees, consultant, directors and officers, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated as if they were for such employee’s, consultant’s, director’s and officer’s own account.

Rule 13. When information about the Company is proprietary or could have an impact on the Company’s stock price, employees, consultants, directors and officers must not pass the information on to others. The aforementioned penalties apply, whether or not you get any benefit from another’s actions.

For example, the SEC has imposed penalties on a tipper even though he did not profit from his tippee’s trading.

To reduce the chances of inadvertent tipping of inside information, any nonpublic information that might be considered should not be discussed with any person outside the Company. In addition, employees, consultants, directors and officers should avoid recommending to any person the purchase or sale of the Company’s stock.

Caution must especially be used when receiving inquiries from securities analysts, investors, prospective investors, companies in the same business as the Company and members of the press. All such inquiries should be referred to the Company’s General Counsel, at 972/770-5600. As noted elsewhere herein, the Company has adopted Corporate Governance Guidelines that specify that only certain authorized persons in management should speak to the financial community regarding the Company’s financial condition, results of operations or strategic or other business matters. Disclosure of material, non-public information concerning the Company by anyone acting on its behalf (which will generally include directors, officers and employees) can result in a violation of Regulation FD promulgated by the Securities and Exchange Commission. Violations of that Regulation can result in sanctions against the disclosing party as well as the Company itself.

Rule 14. Any person who has any questions about specific transactions may obtain additional guidance from the Company’s General Counsel, at 972/770-5600. However, please remember that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with the employee, consultant, director or officer.
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